AMENDED AND RESTATED SERVICES AGREEMENT

This Agreement is made as of this 1st day of August, 2012, by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (“MAM”), and MEMBERS MUTUAL FUNDS, a Delaware business trust (the “Trust”).

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. MAM hereby undertakes to provide the Trust with such operational support services as it may require in the conduct of its business, to the extent which MAM (or any other person), acting as the Trust’s investment adviser, has not undertaken to provide such services. Such services may include the functions of shareholder servicing agent and transfer agent, bookkeeping and portfolio accounting services, the handling of telephone inquires, cash withdrawals and other customer service functions (including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs. Such services may also include providing or arranging for and making reimbursable expenditures with respect to any activities intended to be financed by the Trust pursuant to a Plan of Distribution adopted by the Trust under Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust hereby engages MAM to provide it with such services.

2. Scope of Authority. MAM shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, MAM shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of MAM.

(a)  MAM and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trust hereunder; and MAM or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustees and in accordance with law.

(b)  MAM agrees that it will not deal with the Trust in any transaction in which MAM acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MAM maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the 1940 Act.

4. Compensation to MAM.

(a)  Except as provided below, the Trust shall not bear any costs associated with its operations, and instead, MAM shall be responsible for all such costs, whether paid directly by MAM on behalf of the Trust or paid through reimbursement to the Trust.  In exchange therefor, MAM shall be entitled to a services fee from the Trust, as described below (the “Services Fee”).

(b) The Trust shall pay to MAM a Services Fee for all services provided to each series of the Trust hereunder, including, by way of example and not limitation, transfer agency services, portfolio and shareholder accounting services, and fund administration services.  The Services Fee shall also include any fees and expenses relating to payment to the Trust’s independent Trustees, the Trust’s independent public accountants, the Trust’s legal counsel and legal counsel to the independent Trustees, as compensation for their services, including reasonable out-of-pocket expenses associated therewith.  The Services Fee shall not include, however, any fees and expenses relating to portfolio holdings (e.g., brokerage commissions, interest on loans, etc.); extraordinary and non-recurring fees and expenses (e.g., costs relating to the line of credit the Trust maintains with its custodian); the costs associated with investment by the Trust in other mutual funds or exchange traded funds (i.e., acquired fund fees); or any fees paid pursuant to any Rule 12b-1 plan adopted by the Trust.

 (c) The Services Fee shall be calculated daily, based on the ending daily net assets of the applicable series of the Trust, and payable monthly, as of the last day of the month, and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. The Services Fee for each series of the Trust, which is set forth below, may not be raised without approval by the Trustees.  MAM may, however, lower its fees at any time, which lower fees must be ratified by the Trustees. Once lowered, MAM may not raise the fees without approval by the Trustees. Nothing herein prevents MAM from waiving any or all of its fees hereunder at any time.

Series	Class A Shares	Class B Shares	Class C Shares	Class Y Shares	Class R6 Shares
Conservative Allocation Fund	0.25%	0.25%	0.25%	N/A	N/A
Moderate Allocation Fund	0.25%	0.25%	0.25%	N/A	N/A
Aggressive Allocation Fund	0.25%	0.25%	0.25%	N/A	N/A
Cash Reserves Fund	0.15%	0.15%	N/A	N/A	N/A
Bond Fund	0.15%	0.15%	N/A	0.15%	N/A
High Income Fund	0.20%	0.20%	N/A	0.20%	N/A
Diversified Income Fund	0.20%	0.20%	0.20%	N/A	N/A
Equity Income Fund	0.15%	N/A	0.15%	0.15%	0.02%
Large Cap Value Fund	0.36%	0.36%	N/A	0.36%	N/A
Large Cap Growth Fund	0.20%	0.20%	N/A	0.20%	N/A
Mid Cap Fund	0.40%	0.40%	N/A	0.40%	N/A
Small Cap Fund	0.25%	0.25%	N/A	0.25%	N/A
International Fund	0.30%	0.30%	N/A	0.30%	N/A

5. Relationship to Investment Adviser. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with MAM in its separate capacity as the investment adviser to the Trust pursuant to which MAM will provide management services to the Trust and administer its affairs. If, at any time, MAM ceases to act as investment adviser to the Trust under terms substantially similar to those of the Investment Advisory Agreement, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MAM gives written notice to the Trust that it waives such termination.  The Trust specifically acknowledges and accepts the separate capacities in which MAM is to provide services hereunder and under the Investment Advisory Agreement.

6. Limitation of MAM’s Liability. Except as required by applicable federal securities law and regulation, MAM shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if MAM is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days, then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MAM; but MAM shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. “Causes or events beyond its control” shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage, national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulation or official policy.

8. Limitation of Trust’s Liability. MAM acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. MAM agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement.  This Agreement shall continue in effect until July 2013; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series of the Trust’s shares with respect to which it is to continue in effect, and, in either case, by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision herein, this Agreement may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series of the Trust’s shares, by the vote of the majority of the outstanding voting securities of such series, or by MAM, upon thirty days’ written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by MAM and shall automatically terminate upon any such assignment; except that MAM may assign or transfer its interest herein to a wholly-owned subsidiary of MAM, or to another entity operated substantially under common control with MAM, provided MAM represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MAM to obtain goods and services from other persons as described in Section 2 above.

12. Use of Terms. The terms “affiliated person,” “interested persons,” “assignment,” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.

13.  Assumption of Existing Services Agreements.  MAM and the Trust acknowledge that, to the extent any agreement(s) between the Trust and third parties for services of the type to be provided or arranged to be provided by MAM hereunder remain outstanding as of the date of this Agreement, MAM shall assume responsibility for continuing applicable payments under such agreements.  In providing the services hereunder, MAM may recommend that the Trust continue, terminate or modify such agreements, including recommending that the Trust assign its obligations under such agreements to MAM for future disposition in MAM’s discretion, subject to any applicable legal or regulatory requirements.

14.  Limitation of Trust’s Liability.  MAM acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. MAM agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.

MEMBERS MUTUAL FUNDS

By: (signature)
Katherine L. Frank, President

MADISONASSET MANAGEMENT, LLC

By: (signature)
Pamela M. Krill, General Counsel